Exhibit 99.2
Q2 '09 Highlights July 28, 2009

Forward-Looking Statements Statements contained in this presentation that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements often can be identified by words such as "expect," "anticipate," "intend," "will," "may," "believe," "could," "continue," "future," "estimate," "outlook," "guidance," or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause ev3's actual results to be materially different than those expressed in or implied by ev3's forward-looking statements. For ev3, particular uncertainties and risks include, among others, ev3's future operating results and financial performance, fluctuations in foreign currency exchange rates, the effect of the current global economic crisis, ev3's ability to implement, fund and achieve sustainable cost savings measures that will better align its operating expenses with its anticipated net sales levels and reallocate resources to better support growth initiatives, the timing of regulatory approvals and introduction of new products, market acceptance of new products, success of clinical testing, availability of third party reimbursement, impact of competitive products and pricing and effect of regulatory actions. More detailed information on these and additional factors that could affect ev3's actual results are described in ev3's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Except as required by law, ev3 undertakes no obligation to update publicly its forward-looking statements.

Use of Non-GAAP Financial Measures ev3 uses certain non-GAAP financial measures in this presentation. ev3 uses non- GAAP financial measures as supplemental measures of performance and believes these measures provide useful information to investors in evaluating our operations, period over period. However, non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for ev3's financial results prepared in accordance with GAAP. In addition, investors should note that any non-GAAP financial measures ev3 uses may not be the same non- GAAP financial measures, and may not be calculated in the same manner, as that of other companies. We have posted a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures on our website at www.ev3.net.

Q2 '09 Financial Summary Net product sales of $109.1 million +7% vs. Q2 2008; +12% constant currency* Peripheral vascular sales, excluding atherectomy*, +9% vs. Q2 2008; +13% constant currency* Peripheral stents +9% vs. Q2 2008; +14% constant currency* Atherectomy +21% vs. Q1 2009 Neurovascular sales +21% vs. Q2 2008; +28% constant currency* Embolic product sales--which include Axium coils and Onyx--+24% vs. Q2 2008; +32% constant currency* International revenue +15% vs. Q2 2009; +28% constant currency* Achieved GAAP profitability for first time in company's history Non-GAAP adjusted net EPS* of $0.14 Gross margin was 72.1%, an improvement of 570 basis points over Q2 2008 and 300 basis points over Q1 2009 Cash flow from operating activities was positive for the fourth consecutive quarter, totaling $20.0 million in Q2 2009 *These are non-GAAP financial measures. Non-GAAP net sales on a constant currency basis exclude the foreign exchange impact. The foreign exchange impact is the impact from foreign exchange rates on the current period sales compared to prior period sales using the prior period's foreign exchange rates. Non-GAAP adjusted net EPS and non-GAAP adjusted net income excludes amortization, non-cash stock-based compensation, accounting charges relating to the change in fair value of contingent consideration and a tax benefit resulting from the purchase accounting for the acquisition of Chestnut. For reconciliations of ev3's non-GAAP financials, see ev3's website at www.ev3.net.

Actual Results vs. Last Quarter & Year Ago

$000's except EPS	Q2 2009 Actual	Q2 2008 Actual	% Chg YOY/CC*	Q1 2009 Actual	% Chg Seq.
Net product sales	$109,086	$101,509	7%/12%	$100,395	9%
Peripheral vascular (PV)					
PV, excluding atherectomy*	$49,904	$45,858	9%/13%	$47,894	4%
Atherectomy	$22,109	$24,932	-11%/-11%	$18,308	21%
Neurovascular (NV)	$37,073	$30,719	21%/28%	$34,193	8%
International	$41,391	$35,848	15%/28%	$38,741	7%
Research collaboration	$0	$6,208	-100%	$0	0%
Gross profit	$78,608	$71,528	10%	$69,407	13%
Gross margin	*72.1%*	*66.4%*		*69.1%*	
Net income (loss)	$23,989	$(27,422)		$(1,809)	
Earnings (loss) per share	$0.23	$(0.26)		$(0.02)	
Adjusted net income (loss)**	$14,614	$(5,130)		$7,070	
Adjusted net earnings (loss) per share**	$0.14	$(0.05)		$0.07	

*Constant Currency; For reconciliations, see our website at www.ev3.net.

**All quarters presented are adjusted for amortization and non-cash stock-based compensation. Q2 2009 is also adjusted for accounting charges relating to the change in fair value of contingent consideration and a tax benefit resulting from the purchase accounting for the acquisition of Chestnut. Q1 2009 is also adjusted for a non-cash FoxHollow lease reserve adjustment and a realized gain on investments. Q2 2008 is also adjusted for intangible asset impairment. For reconciliations, see our website at www.ev3.net.

ev3

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Total Q2 '09 Product Revenue Growth of 12%* Q3 Q4 Q1 Q2 Q2 East 100 105.6 100.4 101.5 109.1 Total Worldwide Product Sales ($M) Q3 Q4 Q1 Q2 Q2 East 36.6 39.4 38.7 35.9 41.4 Total International ($M) +28%* Q3 Q4 Q1 Q2 Q2 East 66.9 68.1 66.2 70.8 72 Worldwide Peripheral Vascular ($M) +5%* Q3 Q4 Q1 Q2 Q2 East 33.1 37.5 34.2 30.7 37.1 Worldwide Neurovascular ($M) +28%* Q2 Q2 Q2 Q2 2008 2009 *Constant Currency; For reconciliations, see our website at www.ev3.net +12%*

Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 East 38.7 45.9 59.7 66.9 60.4 Balance Sheet is Strengthening - We are Generating Cash Cash / Cash Equivalents Cash flow from operating activities totaled $20.0M in Q2 '09 Cash/cash equivalents decreased $6.6M Q2 '09 vs Q1 '09 due to Chestnut acquisition Inventory days down 22% in Q2 '09 vs Q2 '08 Total debt decreased to $7.7M 7

Improving Cost Structure - Continuing Progress Q2 08 Q2 09 East 0.664 0.721 Gross Margin % of sales SG&A % of sales Q2 08 Q2 09 East 0.61 0.5 Favorable product mix, improved yields & labor efficiency, increased volumes Continued focus on leveraging cost structure and improving margins 8

Increasing Peripheral Vascular Sales Force Productivity in U.S.


Annualized Net Sales Per Territory
Q2'09 up 20% vs. Q4'08
$1.5M
$1.6M
$1.8M
$2.0M
Q4'08
Q1'09
Q2'09
Goal

Key Drivers

- Atherectomy Clinical Specialists
- Corporate Account penetration
- Referral Market development
- DEFINITIVE clinical data

Neuro business already > $2M per territory

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Financial Summary: Continuing to Improve Performance Net Product Sales* $101,509 $100,018 $105,656 $100,395 $109,086 Gross Profit $71,528 $68,747 $71,316 $69,407 $78,608 Gross Margin 66.4% 64.2% 67.2% 69.1% 72.1% Net Income (loss) $(27,422) $(7,310) $(291,120) $(1,809) $23,989 Adjusted net EPS (loss) per diluted share** $(0.05) $0.04 $0.08 $0.07 $0.14 GAAP EPS (loss) $(0.26) $(0.07) $(2.78) $(0.02) $0.23 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 $000's except EPS *Excluding Merck research collaboration revenue of $6M for Q108, $6M for Q208, $7M for Q308 and $469K for Q408. **All quarters presented are adjusted for amortization and non-cash stock-based compensation. Q2 2008 and Q4 2008 are also adjusted for non-cash goodwill and other intangible asset impairment charges. Q1 2009 is also adjusted for a non-cash FoxHollow lease reserve adjustment and a realized gain on investments. Q2 2009 is also adjusted for accounting charges relating to the change in fair value of contingent consideration and a tax benefit resulting from the purchase accounting for the acquisition of Chestnut. For reconciliations, see our website at www.ev3.net. Adjusted net income (loss)** $(5,130) $3,850 $7,948 $7,070 $14,614

Guidance - As of July 28, 2009 Full-Year 2009 Guidance Raised Revenues: Q3 2009: $109 to $112 million Full-Year 2009: $435 to $445 million Adjusted EPS1 per diluted share: Q3 2009: $0.09 to $0.121,2 Full-Year 2009: $0.47 to $0.531,2 Adjusted EPS guidance is based on weighted average diluted shares outstanding of approximately 111.3 and 108.6 million for Q309 and full-year 2009, respectively, and is adjusted to exclude the impact of amortization expense, non-cash stock-based compensation, a non-cash FoxHollow lease reserve adjustment, a realized gain on investments, accounting charges relating to the change in fair value of contingent consideration and a tax benefit resulting from the purchase accounting for the acquisition of Chestnut. These are forward-looking non-GAAP financial measures. For reconciliations, see our website at www.ev3.net. Q309 GAAP EPS (loss): $(0.02) to $0.01; Full-Year 2009 GAAP EPS: $0.25 to $0.31 11

Business Model Structure – Select P&L Information

% of sales	2007	2008	2009 Goal
Sales	100%	100%	100%
Gross margin	65%	66%	71%
Selling, general & administrative*	69%	55%	51%
Research & development	17%	12%	11%
Stock-based comp, amortization & contingent consideration	11%	11%	10%
Taxes**	0.3%	0.4%	1%
Adjusted net income (loss)***	(22.4%)	2.3%	12%

*SG&A includes operating impact of Chestnut from the date of acquisition.
**2009 Goal of 1% for taxes excludes $19.0M income tax benefit recorded in Q2'09.
***Adjusted net income (loss) excludes amortization and non-cash stock-based compensation. For the year ended December 31, 2007, Adjusted net income (loss) also excludes $70.7M of Acquired IPR&D. For the year ended December 31, 2008, Adjusted net income (loss) also excludes non-cash goodwill and other intangible asset impairment charges of $299.3M. For the year ended December 31, 2009, Adjusted net income (loss) also excludes a non-cash FoxHollow lease reserve adjustment of $3.4M, realized gain on investments of $4.1M, accounting charges relating to the change in fair value of contingent consideration of $4.9M and a tax benefit resulting from the purchase accounting for the acquisition of Chestnut of $19.0M. These are non-GAAP financial measures. For reconciliations, see our website at www.ev3.net.

ev3

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Continue to Stay Focused on Profitable Growth Long-term profitable revenue growth Improve cost structure Increase sales force productivity Grow international sales Clinical evidence New products 1 2 3 4 5

Recent Acquisition: Chestnut Medical Technologies, Inc. Founded to pioneer new minimally invasive therapies for interventional neuroradiology Develops technologies that are easier to use improve outcomes reduce complications in the treatment of neurovascular disease Chestnut's first products: Alligator Retrieval Device (ARD) for foreign body retrieval Pipeline Embolization Device (PED) flow diversion technology for treatment of cerebral aneurysms

Acquisition Summary: Chestnut Medical Technologies, Inc. Acquisition closed on June 23, 2009 $79.4 million upfront payment $26.2M in cash (33% of total) $53.2M in stock (67% of total) 5.06 million shares at $10.51 per share Value difference in upfront payment relates to 10 day average stock price of $9.56 per share vs closing date stock price for accounting Additional milestone-based contingent payment up to $75M Payable in a combination of cash and ev3 common stock any contingent payment not expected to be paid until 2011

Pipeline Embolization Device (PED):
The Future of Aneurysm Treatment



Implant Performance
- 3 to 5-fold increase in implant surface coverage compared to intracranial stents[1]
- 85% reduction in circulation within aneurysm[2]
- Secure delivery system for accurate PED placement

Deliverability
- Flexibility combined with optimal radial strength
- Radiopacity of entire implant
- Used with any .027 microcatheter
- Simple push/pull deployment

PIPELINE™
EMBOLIZATION DEVICE

ev3

1. Fiorella, et al, Treatment of Cerebral Aneurysms, pg 60, Endovascular Today, June 2008.
2. July 2007, benchtop data on file with Chestnut Medical.

Investigational Use Only: Not FDA approved or cleared

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In Summary: Chestnut Medical is an Excellent Fit Complementary growth platform that fits our mission - broadens product portfolio for aneurysm treatment and offers first-mover advantage in flow diversion devices Compelling initial published clinical data compared to existing treatment alternatives Provides immediate revenue and access to international markets - $350 million potential global market opportunity in 2013 Leverages ev3's established global sales organization and physician relationships Engine for higher revenue growth and enhanced shareholder value

IN SUMMARY

Why Invest in ev3

Peripheral vascular & Neurovascular procedures less vulnerable to macro-economic environment

- broadest product offering in $2B growing global market

Considerable leverage in the business model

- improving margins, operating expense leverage, sharper focus

Generating cash & clear roadmap for sustained, profitable growth

- improved productivity, clinical evidence, new products







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Q2 '09 Highlights July 28, 2009